Shareholder meeting results (unaudited)
January 29, 2009 annual meeting
The annual meeting of shareholders of the fund was held on January 29, 2009.

At the meeting, each of the nominees for Trustees was elected, as follows:

                          Votes for             Votes withheld
Jameson A. Baxter         108,139,418           16,096,442
Charles B. Curtis         108,086,588           16,149,272
Robert J. Darretta        108,116,246           16,119,614
Myra R. Drucker           108,151,290           16,084,570
Charles E. Haldeman, Jr.* 108,045,099           16,190,761
John A. Hill              108,148,208           16,087,652
Paul L. Joskow            108,112,396           16,123,464
Elizabeth T. Kennan       107,988,630           16,247,230
Kenneth R. Leibler        108,105,764           16,130,096
Robert E. Patterson       108,138,266           16,097,594
George Putnam, III        108,095,285           16,140,575
Robert L. Reynolds        108,148,011           16,087,849
Richard B. Worley         108,084,946           16,150,914


* Mr. Haldeman retired from the Board of Trustees of the Putnam
Funds on June 30, 2009.

All tabulations are rounded to the nearest whole number.